Exhibit 99.1

Watsco Reports Record Annual Results and

11% Dividend Raise to $7.10 Per Share

Continued Investments in Customer-Focused Technologies;

Acquisitions Drive Network Expansion by 35 Locations;

Cultural Investments in Long-term Equity and Employee Wellness Programs

MIAMI, FLORIDA – (GLOBENEWSWIRE), February 13, 2020 – Watsco, Inc. (NYSE: WSO) reported its annual and fourth quarter 2019 results. The Company achieved record results in annual sales, net income attributable to Watsco, earnings per share (EPS) and operating cash flow. Watsco also announced today that its Board of Directors approved an 11% increase in its annual dividend to $7.10 per share to be reflected in the Company’s next regular quarterly dividend payment in April 2020.

Watsco continues to invest in its industry-leading technology platforms designed to revolutionize its customer-experience and further enhance its offerings to HVAC/R contractors. The Company believes the pace of innovation and adoption of technology is accelerating and its customer-focused solutions, scale and leadership position provides significant long-term value. To date, nearly 20,000 customers have embraced Watsco’s technology solutions and the Company has intensified its effort to add functionality and drive widespread adoption. Technology spending increased $5.0 million in 2019 or 11 cents per diluted share ($0.7 million or 2 cents per diluted share for the fourth quarter). The current annual run-rate for technology spending (included in SG&A expenses) is $32 million.

Watsco completed several transactions in 2019, investing $148 million of capital in strong, market-leading businesses. Results of acquired businesses were accretive to 2019 results and are expected to provide new sources of growth as more capital is deployed to support their growth plans. Despite these investments, the Company’s debt-to-total capitalization ratio remains low, consistent with the Company’s core philosophy to maintain a conservative, risk-averse financial position, while possessing a strong balance sheet that can invest in most any opportunity at a low cost of capital.

Watsco also invested more in its people and culture during 2019, including incremental investments in its unique equity and employee wellness programs. The Company believes these investments are important to performance along with the continuity of its culture, which empowers employees to think and act long-term. Incremental SG&A related to these programs was approximately $3 million (7 cents per diluted share) in 2019, including:

•

a 33% increase in the annual 401(k) matching contribution, which is made in Watsco common stock. The Company’s 30-year compounded total shareholder return of 18% has benefited shareholders and employees alike, particularly the Company’s 3,500+ 401(k) participants, many of whom have spent their careers with the Company;

•

expansion of Watsco’s ownership culture to more employees through a variety of unique, equity-based programs, including stock options and the innovative use of restricted stock that vests at the end of an employee’s career, and

•	implementation of an enriched wellness program, including greater incentives for employees to learn more about their health, identify risks and promote preventive care.

Albert H. Nahmad, Watsco’s Chairman and Chief Executive Officer, said: “2019 marked a year of continued investments in technology, the expansion of our network and in our organization, all with a long-term perspective. We are pleased with our record cash flow and the resulting dividend raise to reward our shareholders with consistent returns as we move through this transformative period.”

Full-Year Results

Key performance metrics:

•	5% sales growth to a record $4.77 billion (2% increase on a same-store basis)

•	Record EPS of $6.50 with net income attributable to Watsco increasing 1% to a record $246 million

•	Operating profit of $367 million with operating margins of 7.7% (7.9% on a same-store basis)

•	Gross profit increased 3% a record $1.16 billion (gross margins declined 30 basis-points)

•	SG&A expenses increased 6%, reflecting new or acquired locations

•	Same-store SG&A improved 20 basis-points as a percentage of sales (a 1% increase)

•	Record operating cash flow of $336 million or 114% of net income

Sales trends (excluding acquisitions):

•	3% growth in HVAC equipment (68% of sales), including 4% growth in residential products

•	1% decrease in other HVAC products (28% of sales)

•	Flat sales of commercial refrigeration products (4% of sales)

Fourth Quarter Results

Key performance metrics:

•	8% sales growth to a record $1.07 billion (1% increase on a same-store basis)

•	EPS of 92 cents with net income attributable to Watsco of $37 million

•	Operating profit of $52 million with operating margins of 4.9%

•	Gross profit increased 4% to a record $261 million (gross margins declined 90 basis-points)

•	SG&A expenses increased 10% reflecting 35 new or acquired locations

•	Same-store SG&A improved 10 basis-points as a percentage of sales (a 1% increase)

•	38% increase in operating cash flow to $138 million

Sales trends (excluding acquisitions):

•	3% growth in HVAC equipment (67% of sales)

•	2% decrease in other HVAC products (29% of sales)

•	4% increase in commercial refrigeration products (4% of sales)

Acquisitions

Watsco grew its network by 35 locations during 2019 primarily through the acquisition of long-standing businesses. Since 1989, Watsco has acquired more than 60 businesses to become the established industry leader. This strategy has produced a 30-year compounded annual growth rate for total-shareholder-return of 18%, which ranks Watsco among the best performing public companies over this time period. Key components of its buy-and-build strategy include:

•	identify and partner with great businesses

•	retain the leadership team, honor their culture and empower them

•	ask for aggressive growth plans and help them achieve their ambitions

•	motivate the team with long-term equity and establish an ownership culture

•	deploy the industry’s most comprehensive suite of technologies

•	solicit and collaborate on big ideas to foster a spirit of innovation and growth

Watsco completed the following transactions during 2019:

•

The acquisition of Dasco Supply in April 2019. Dasco sells HVAC products from seven locations in New Jersey, New York and Connecticut. Dasco was founded in 1974 and had revenues of $58 million in 2019;

•

The purchase of an additional 1.8% ownership interest in Russell Sigler, Inc. (RSI) in April 2019. RSI sells HVAC products from 30 locations throughout the Western U.S. Watsco owns 38.1% of RSI and has the exclusive right to purchase ownership interests held by members of the Sigler family, at their discretion, subject to the terms and conditions set forth in a shareholder agreement. RSI was founded in 1950 and had revenues of $799 million in 2019;

•

The purchase of 20% of Homans Associates from Carrier Corporation in June 2019, which raised the Company’s ownership from 80% to 100%. Homans Associates sells products from 16 locations in the Northeastern U.S. and now operates as a stand-alone subsidiary. Founded in 1952 and acquired by Watsco in 1999, Homans had sales of $215 million in 2019;

•

The acquisition of Peirce-Phelps, Inc. in August 2019, one of the largest HVAC distributors in North America operating from 19 locations in Pennsylvania, New Jersey and Delaware. Peirce-Phelps was founded in 1926 and had sales of $214 million in 2019;

•

The acquisition of N&S Supply in November 2019, which sells HVAC and plumbing products operating from seven locations in the Hudson Valley of New York and Connecticut. N&S Supply was founded in 1946 and had sales of $45 million in 2019.

Mr. Nahmad further commented, “This year’s acquisitions deepened our presence in the Northeast market, an important and fast-growing region that adds to Watsco’s geographic diversity. More importantly, these are simply terrific entrepreneurs that have joined our family, and we are proud to have joined theirs. We know that progressive contractors will make technology part of their daily life and that partnering with Watsco will allow historical distributors like these to protect and grow their businesses. Watsco is active in the marketplace and we look forward to partnering with other great companies as the technology wave becomes increasingly necessary.”

Technology Investments

Watsco has launched various technologies and process enhancements to transform how HVAC contractors are served. Speed, productivity and scale are critical factors in the digital era and Watsco is making investments to ensure an unparalleled customer-experience. The most notable is the digitization of Watsco’s interactions with its customer-base through e-commerce and mobile apps, supported by the industry’s richest depository of product information.

Watsco has also launched internal-facing technologies, including (1) a business intelligence platform to provide insights to 700+ P&L managers and their teams, (2) proprietary order fulfillment software to deliver speed, convenience and order accuracy to customers and (3) demand planning and inventory optimization software to improve fill-rates and inventory turns and to reduce real estate requirements.

As summarized in the financial information, Watsco’s full-year SG&A on a same-store basis and excluding incremental technology investments was flat year over year and declined 30 basis-points as a percentage of sales. Efficiency gains in 2019 marks progress following the Company’s launch of a variety of innovations to enhance operational excellence throughout its network.

AJ Nahmad, Watsco’s President said: “We continue to be inspired by our progress and we are investing heavily to drive adoption to a growing number of customers. In terms of scale, we serve approximately 300,000 contractors and technicians and complete over 7 million transactions per year. In other words, we are scratching the surface of what is possible, yet we can readily see the benefits that our platforms are providing to our most active users.”

An update of key technology metrics are as follows:

E-Commerce and App Usage	Progress in 2019 versus 2018
Growth in e-commerce sales	17% growth to $1.4 billion
E-commerce transactions	20% increase in transactions to over 1 million
Unique iOS or Android app weekly users	60% increase in weekly active users
Retail value of sales for OnCallAir.com	146% increase to over $185 million

Products (SKUs) digitized and available on-line	6% increase to 728,000 SKUs
Line items per order on-line versus in-store	32% more line items per order
Sales attrition rate for e-commerce users	60% less attrition than non-users

Warehouse Efficiency & Supply Chain	Progress in 2019 versus 2018
Locations with Order Fulfillment (OF) software	555 locations versus 369 last year
Number of orders filled with OF	3.3 million versus 2.6 million last year
Locations with express pickup	292 locations versus 164 last year
Locations with supply chain/inventory optimization	Domestic (excluding acquisitions) now installed
Change in branch-level SG&A as a % of sales	15 basis-points decrease (same-store basis)
Real estate 5-year reduction in organic square feet	1.1 million square feet (167,000 during 2019)

Cash Flow & Dividends

Operating cash flow for the year increased 97% to a record $336 million or 114% of net income. Since 2000, Watsco’s operating cash flow was approximately $2.7 billion compared to net income of approximately $2.6 billion, surpassing the Company’s goal of generating cash flow in excess of net income.

Watsco has paid cash dividends for 46 consecutive years. Dividends paid during 2019 increased 15% to $241 million. The Company’s philosophy is to share increasing amounts of cash flow with shareholders through higher dividends while maintaining a conservative financial position.

In February 2020, Watsco’s Board authorized an 11% increase in Watsco’s annual dividend to $7.10 per share effective at its next scheduled payment date on April 30, 2020. Future dividend increases will be considered in light of investment opportunities, cash flow, general economic conditions and the Company’s financial condition.

Adoption of Lease Accounting Standard

Effective January 1, 2019, we adopted the Financial Accounting Standards Board Accounting Standards Update 2016-02, Leases, which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. We have recorded lease right-of-use assets and lease liabilities and presented these amounts separately on our Condensed Consolidated Balance Sheet as of December 31, 2019. The adoption of this standard did not have a material impact on our Condensed Consolidated Statement of Income or Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2019.

Fourth Quarter Earnings Conference Call Information

Date: February 13, 2020

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

A replay of the conference call will be available on the Company’s website.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures on a “same-store basis”, which exclude the effects of locations closed, acquired, or locations opened, unless they are within close geographical proximity to existing locations, during the immediately preceding 12 months. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP.

About Watsco

Watsco is the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 300,000 contractors and technicians visit or call one of its 606 locations each year to get information, obtain technical support and buy products. HVAC/R products provide comfort to homes and businesses regardless of the outdoor climate. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than its competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$1,072,315	$991,326	$4,770,362	$4,546,653
Cost of sales	811,794	741,682	3,613,406	3,426,401

Gross profit	260,521	249,644	1,156,956	1,120,252
Gross profit margin	24.3%	25.2%	24.3%	24.6%

SG&A expenses	210,805	191,933	800,328	757,452

Other income	2,317	791	10,256	9,282
Operating income	52,033	58,502	366,884	372,082
Operating margin	4.9%	5.9%	7.7%	8.2%

Interest expense, net	610	365	4,032	2,740

Income before income taxes	51,423	58,137	362,852	369,342
Income taxes	7,017	9,135	67,077	72,813

Net income	44,406	49,002	295,775	296,529
Less: net income attributable to non-controlling interest	7,128	9,409	49,825	53,597

Net income attributable to Watsco	$37,278	$39,593	$245,950	$242,932

Diluted earnings per share:
Net income attributable to Watsco shareholders	$37,278	$39,593	$245,950	$242,932
Less: distributed and undistributed earnings allocated to non-vested restricted common stock (1)	5,058	4,394	20,411	19,788

Earnings allocated to Watsco shareholders	$32,220	$35,199	$225,539	$223,144

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	34,989,956	34,397,261	34,675,641	34,374,269
Diluted earnings per share for Common and Class B common stock (1)	$0.92	$1.02	$6.50	$6.49

(1)

These amounts include the dilutive impact attributable to the excess of dividends paid on restricted shares over the net income allocated to non-vested restricted common stock. Such excess amounts were $2.0 million in the fourth quarter of 2019 (6 cents per share) and $1.2 million in the fourth quarter of 2018 (3 cents per share). The Company expects this dilutive impact to be seasonal during the first and fourth quarters of each year due to EPS in such periods generally being less than the quarterly dividend rate.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2019	2018
Cash and cash equivalents	$74,454	$82,894
Accounts receivable, net	533,810	501,908
Inventories	920,786	837,129
Other	17,680	19,875

Total current assets	1,546,730	1,441,806
Property and equipment, net	98,523	91,046
Operating lease right-of-use assets	223,369	—
Goodwill, intangibles, net and other	687,539	628,181

Total assets	$2,556,161	$2,161,033

Accounts payable and accrued expenses	$392,296	$357,320
Current portion of long-term obligations	69,421	246

Total current liabilities	461,717	357,566
Borrowings under revolving credit agreement	155,700	135,200
Operating lease liabilities, net of current portion	154,271	—
Deferred income taxes and other liabilities	69,706	66,554

Total liabilities	841,394	559,320

Watsco’s shareholders’ equity	1,435,427	1,347,849
Non-controlling interest	279,340	253,864

Shareholders’ equity	1,714,767	1,601,713

Total liabilities and shareholders’ equity	$2,556,161	$2,161,033

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$295,775	$296,529
Non-cash items	40,203	42,202
Changes in working capital net of effects of acquisitions:
Decrease (increase) in accounts receivable	8,457	(28,831)
Increase in inventory	(15,525)	(78,954)
Increase (decrease) in accounts payable and accrued liabilities	12,734	(57,398)
Other	(5,873)	(2,991)

Net cash provided by operating activities	335,771	170,557

Cash flows from investing activities:
Capital expenditures, net	(16,425)	(16,925)
Business acquisitions, net of cash acquired	(59,672)	(5,626)
Investment in unconsolidated entity	(4,940)	(3,760)

Net cash used in investing activities	(81,037)	(26,311)

Cash flows from financing activities:
Dividends on Common and Class B Common stock	(241,412)	(209,218)
Net proceeds under revolving credit agreement	20,500	113,400
Distributions to non-controlling interest	(39,272)	(46,825)
Proceeds from non-controlling interest	17,988	752
Purchase of additional ownership from non-controlling interest	(32,400)	—
Other	10,573	2,288

Net cash used in financing activities	(264,023)	(139,603)

Effect of foreign exchange rate changes on cash and cash equivalents	849	(2,245)

Net (decrease) increase in cash and cash equivalents	(8,440)	2,398
Cash and cash equivalents at beginning of year	82,894	80,496

Cash and cash equivalents at end of year	$74,454	$82,894